Exhibit 5.1

Tel Aviv, June 2, 2025

CollPlant Biotechnologies Ltd.

4 Oppenheimer

Weizmann Science Park

Rehovot 7670104

Israel

Ladies and Gentlemen,

We have acted as Israeli counsel to CollPlant Biotechnologies Ltd. (the “Company”) in connection with the issuance and sale in a registered direct offering (the “Registered Direct Offering”) by the Company of 1,200,002 ordinary shares, NIS 1.50 par value per share, of the Company (the “Ordinary Shares”) pursuant to the terms of that certain Securities Purchase Agreement dated May 29, 2025 (the “Agreement” which definition includes all listed exhibits and schedules thereto), between the Company and those certain investors signatory thereto (the “Purchasers”).

The Ordinary Shares are being issued pursuant to a prospectus supplement dated May 29, 2025 (“Prospectus Supplement”), that, together with the accompanying prospectus dated December 30, 2022 (together with the Prospectus Supplement, the “Prospectus”), are part of a Registration Statement on Form F-3 (Registration Statement No. 333-269087) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 30, 2022, and which became effective on January 10, 2023 under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”). All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

As counsel to the Company in Israel, we have examined copies of the Articles of Association of the Company currently in effect, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion the Ordinary Shares to be sold to the Purchasers as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of the Ordinary Shares and payment therefor in accordance with the Agreement, will be, validly issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Report on Form 6-K to be filed with the Commission on June 2, 2025, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Goldfarb Gross Seligman & Co.